Exhibit 1.2

RESIGNATION OF
DAVID E. PRICE, DIRECTOR
OF
SPARTAN GOLD LTD.

The following is a true copy of the resolution duly adopted by the Board of Directors of the Corporation at a special meeting, notice to this meeting having been waived, held at 13520 Oriental St, Rockville, Maryland on December 2nd, 2010

The Board of Directors who was present for this meeting & took active part therein was:

DAVID E. PRICE

WHEREAS there has been presented to and considered by this meeting a Motion to formally RESIGN my position as DIRECTOR of the company,

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that: I do hereby formally RESIGN as Director of the company, and do hereby, by affixing, my signature hereto, officially as my last corporate act of Director, DO HEREBY RESIGN.

The Director of the corporation, by affixing his signature hereto, does hereby formally resign, and shall allow the new Board to choose its Directors at a time and place of its choosing.

DATED:  December 2nd, 2010

/s/ David E. Price
DAVID E. PRICE, Director,
Spartan Gold, Ltd.